UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2024

Catheter Precision, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38677	38-3661826
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1670 Highway 160 West – Suite 205, Fort Mill, SC  29708

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (973) 691-2000

Not Applicable

(Former name of former address, if changes since last report.)

________________

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VTAK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging Growth Company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information in Item 5.03 of this report is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 10, 2024, Catheter Precision, Inc. (“we,” “us,” “our” or the “Company”) held its 2024 annual meeting (the “Annual Meeting”) of stockholders on July 3, 2024, at which the Company’s stockholders approved the proposal to give the Company’s board of directors (the “Board”) the authority, at its discretion, to file a certificate of amendment to the Company’s restated certificate of incorporation, as amended, to effect a reverse split of the Company’s issued common stock, par value $0.0001 per share (the “Common Stock”), at a ratio not less than 1-for-5 and not greater than 1-for-15, with the exact ratio to be selected by the Board in its discretion and to be effected, if at all, in the sole discretion of the Board at any time following stockholder approval of the proposal and without further approval or authorization of the Company’s stockholders.

Subsequently, the Board determined to effect a reverse split of the Common Stock (the “Reverse Stock Split”) at a ratio of 1-for-10 (the “Reverse Stock Split Ratio”).

In addition, at the Annual Meeting, the Company’s stockholders approved a reduction in the Company’s authorized common stock from 300 million shares to 30 million shares in the event the Reverse Stock Split was approved and effected (the “Authorized Share Reduction”).

On July 11, 2024, the Company filed a certificate of amendment to the Company’s restated certificate of incorporation, as amended, with the Secretary of State of the State of Delaware to effect the Reverse Stock Split and the Authorized Share Reduction (the “Charter Amendment”). The Charter Amendment will become effective at 12:01 a.m. Eastern Time on July 15, 2024, and the Common Stock will begin trading on a split-adjusted basis at the opening of trading on the NYSE American on July 15, 2024. The Common Stock will continue to trade under its existing symbol “VTAK,” but the Common Stock has been assigned a new CUSIP number (74933X 609).

Following the Reverse Stock Split, every 10 shares of Common Stock issued, including shares held by the Company in treasury, if any, will automatically be reclassified and combined into one share of Common Stock. No fractional shares will be issued to stockholders as a result of the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to receive their pro rata portion of the net proceeds obtained from the aggregation and sale by the exchange agent of the fractional shares resulting from the reverse stock split (reduced by any customary brokerage fees, commissions and other expenses). The Reverse Stock Split will affect all stockholders uniformly and will not change any stockholder’s percentage ownership interest or any stockholder’s proportionate voting power, except for immaterial changes that may result from the treatment of fractional shares.

The Reverse Stock Split reduces the number of issued and outstanding shares of Common Stock from approximately 9,012,518 to approximately 901,251.

In addition, as a result of the Reverse Stock Split, proportionate adjustments will be made to the per share exercise prices of, and the number of shares underlying, the Company’s outstanding stock options and warrants, as well as to the number of shares available for the grant of awards under the Company’s stock incentive plans.   The per share conversion prices and ratios of the Company’s outstanding preferred stock will also adjust proportionately.

The foregoing description of the Charter Amendment does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is filed as an exhibit to this report and is incorporated herein by reference.

2

Item 8.01 Other Events.

The information in Item 5.03 of report is incorporated herein by reference.

The Company has registration statements on Form S-8 (File Nos. 333-227696, 333-230332, 333-237096, 333-250094, 333-254370, 333-264495, 333-269612, 333-273351, 333-237096 and 333-280786), registration statements on Form S-1 (File Nos. 333-237701, 333-239887, 333-262195, 333-270919, 333-269491, and 333-279930), and registration statements on Form S-3 (File Nos. 333-271388 and 333-267443) on file with the SEC (collectively, the “Registration Statements”). SEC regulations permit the Company to incorporate by reference future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offerings covered by these registration statements. The information incorporated by reference is considered part of the prospectus included within each of those registration statements. Information in this Item 8.01 is intended to be automatically incorporated by reference into each of these Registration Statements, thereby amending them. Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, the amount of undistributed shares of Common Stock deemed covered by the Registration Statements is proportionately reduced as of the effective time of the Reverse Stock Split at the Reverse Stock Split Ratio.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment of Restated Certificate of Incorporation dated July 11, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATHETER PRECISION, INC.

Date: July 12, 2024	/s/ Margrit Thomassen
Margrit Thomassen
Interim Chief Financial Officer and Secretary

4